Exhibit (13)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-3 of our report dated February 19, 2014, relating to the financial statements and financial highlights which appears in the December 31, 2013 Annual Report to shareholders of the CREF Stock Account, CREF Bond Market Account, CREF Global Equities Account, CREF Growth Account, CREF Inflation-Linked Bond Account, CREF Social Choice Account, CREF Equity Index Account, CREF Money Market Account which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings “Financial Highlights”, “Experts”, and “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

April 29, 2014

PricewaterhouseCoopers LLP, 100 East Pratt Street, Suite 1900, Baltimore, MD 21202
T: (410) 783 7600, F: (410) 783 7680, www.pwc.com/us